Exhibit (g.2)

AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT TO CUSTODIAN AGREEMENT, effective as of December 31, 2002, by and among iSHARES TRUST, a business trust established under the laws of the state of Delaware (the “Fund”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and Bank entered into a Custody Agreement dated April 25, 2000, as amended from time to time (the “Custodian Agreement”); and

WHEREAS, the Fund and Bank desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

1.	Amendments.

a)	Appendix B to the Custodian Agreement is amended to delete all references to “Pricing” under the heading “Miscellaneous – A. Out of Pocket.”

b)	Exhibit A, as attached hereto, is added to Appendix B to the Custodian Agreement and made a part thereof.

2.	Miscellaneous.

a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

iSHARES TRUST		INVESTORS BANK & TRUST COMPANY

By:	/s/ Michael Latham	By:	/s/ Robert Mancuso
Name:	Michael Latham	Name:	Robert Mancuso
Title:	Secretary/Treasurer	Title:	Sr. Vice President
iShares Trust & Inc.

iShares, Inc.

iShares Trust

Master Investment Portfolio

Barclays Global Investors Funds

Master Fee Schedule

Revised and Effective September 1, 2004

A.	CUSTODY, FUND ACCOUNTING, MUTUAL FUND ADMINISTRATION and INSTITUTIONAL TRANSFER AGENCY

•	The following basis point fee is based on the complex assets of the MIPs and iShares (excluding the assets of: MIP LifePath Retirement, MIP LifePath 2010, MIP LifePath 2020, MIP LifePath 2030, MIP LifePath 2040 and MIP International Index).

	Annual Fee
First $100 billion in assets	.9	Basis Points
$100 to $150 billion in assets	.75	Basis Points
>$150 billion in assets	.5	Basis Points

B.	Fund Accounting and Administration on each BGI Feeder Fund:

$35,000 per feeder, per year

C.	Fund Accounting and Administration on the International Equity Fund:

$50,000 per year

D.	Fund Accounting and Administration on each of the 5 Lifepath Funds:

$60,000 per LifePath MIP, per year

E.	Per Class and Transfer Agency Fee:

$7,000 per class, per year for Non-level 3 funds/accounts

$10,000 per class, per year for Network level 3 funds/accounts

F.	Joint Securities Lending Account:

$150,000 per year (effective November 1, 2004)

TRANSACTION COSTS

A.	Transactions**

• DTC/Fed Book Entry	$3.25***
• Physical Securities	$4.50
• GNMA Securities	$4.50
• Foreign Currency	$18.00****
• FX processed through CLS	$3.50
• Directed Securities Lending	See Securities Lending section

**	These fees assume that trade information is sent to Investors Bank electronically utilizing the same format as we are using today or electronically from NSCC. For non-automated DTC/Fed Book trades the per trade fee will be $10.00.

***	There are no transaction charges for the use of Investors Bank Repo product.

****	There are no transaction charges for F/X contracts executed by Investors Bank.

B.	Foreign Subcustodian Fees

•	Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country (see Schedule II). Local duties, script fees, reclaims, registration, exchange fees, and other market charges are out-of-pocket.

•	Investors Bank will require the fund to hold all international assets at the subcustodian of our choice.

MISCELLANEOUS

A.	Domestic Balance Credit

•	We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

B.	Payment

•	Fees owed to Investors Bank under this fee schedule will be netted against and deducted from the funds’ advisory and administration fees otherwise payable to BGI on the first business day of each month. All fees will be invoiced monthly.

C.	Pricing Services

•	Valuation Pricing for pricing services (see Schedule V)

•	Valuation Pricing – Lehman data and Bridge data (see Schedule V)

D.	Out-of-Pocket

These charges consist of:

•	Pricing & Verification Services

•	NSCC Charges

•	Global Sub-Custodian Out-of-Pocket

•	Vestek Expenses

Agreed to and accepted as-of September 1, 2004: Barclays Global Investors

By:	/s/ Michael Latham
Name/Title:	Michael Latham
Managing Director

Investors Bank & Trust Company

By:	/s/ Andrew Nesvet
Name/Title: